EXHIBIT 99.1

For Immediate Release	Contact: Steven Wilson
September 29, 2008	800.445.1347 Ext. 8704
United Bankshares, Inc. Announces Addition
to its Board
     Washington, DC and Charleston, WV — — United Bankshares, Inc., (NASDAQ: UBSI), today announced the addition of Gary G. White to its Board of Directors. Mr. White is the President and CEO of International Resource Partners LP, a position which he has held since the company’s inception in June 2007. Prior to that, Mr. White was President and CEO of International Industries, Inc. from 1992 until June 2007. In addition, he served as the President & CEO of the West Virginia Coal Association from 1985 to 1992. From 1972 to 1985 he was employed in various management positions with Island Creek Coal Company and Amherst Coal Company.
     “Gary White is a very talented and successful business leader, and we are very pleased to have him join our United team,” said Richard M. Adams, Chairman and CEO of United Bankshares, Inc.
     Mr. White is a Member and Past Chairman of the Marshall University Board of Governors, a Member of Governor Manchin’s “21st Century Jobs Cabinet”, a Member of the Board of Directors of WV Media Holding, LLC, and Paragon Intellectual Properties, LLC. Additionally, Mr. White serves as Director and Vice President of the Larry Joe Harless Community Center Foundation, Inc., and as a Board Member and Past Chairman of the West Virginia Coal Association. Formerly he served on the Board of Directors of RAG American Coal, Inc., as well as Member and Vice President of the West Virginia Board of Education.
     Mr. White is a graduate of Marshall University and was inducted into its Elizabeth McDowell Lewis School of Business Hall of Fame in 2003. He is also a recipient of the City of Hope “Spirit of Life Award”; the Distinguished Achievement Award from the Marshall University Alumni Association; and the Distinguished Achievement Award from the West Virginia Education Alliance. In 2007 he was inducted into the West Virginia University College of Business and Economics Hall of Fame, and in 2006 and 2008 was named 24th of the “Fifty Most Influential Individuals in West Virginia” by West Virginia Executive Magazine. Mr. White resides in Logan, West Virginia with his wife Jo Ann. They have one daughter, Jennifer.
     United Bankshares, with $8.0 billion in assets, has 114 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, DC. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
www.ubsi-inc.com